                                                                    Exhibit (12)
                               McGRAW-HILL, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                  Years Ended December 31
                                                   ---------------------------------------------------------------
                                                     1994            1993           1992          1991        1990
                                                     ----            ----           ----          ----        ----
                                                                 (In thousands of dollars)
Earnings
   Earnings from continuing
     operations before income tax
     expense, cumulative effect on
     prior years of changes in
     accounting in 1992, and
     unusual charges in 1993
     (a)(b)(c)                                     $341,816        $293,243       $264,877      $255,608     $299,715
   Fixed charges                                     85,897          75,930         81,724        89,050       97,555
   Capitalized interest                                (353)           (536)          (836)         (507)        (842)
                                                   --------        --------       --------      --------     --------
     Total Earnings                                $427,360        $368,637       $345,765      $344,151     $396,428
                                                   ========        ========       ========      ========     ========
   Earnings from continuing operations
     before income tax expense and cumulative
     effect on prior years of changes in
     accounting in 1992 (b)(c)                     $341,816        $ 63,443       $264,877      $255,608     $299,715
   Fixed charges                                     85,897          75,930         81,724        89,050       97,555
   Capitalized interest                                (353)           (536)          (836)         (507)        (842)
                                                   --------        --------       --------      --------     --------
     Total Earnings                                $427,360        $138,837       $345,765      $344,151     $396,428
                                                   ========        ========       ========      ========     ========
 Fixed Charges(b)
   Interest expense                                $ 55,650        $ 46,998       $ 49,935      $ 59,350     $ 68,651
   Portion of rental payments
    deemed to be interest                            30,247          28,932         31,789        29,700       28,904
                                                   --------        --------       --------      --------     --------
     Total Fixed Charges                           $ 85,897        $ 75,930       $ 81,724      $ 89,050     $ 97,555
                                                   ========        ========       ========      ========     ========
Ratio of Earnings to Fixed Charges:
   Before unusual charges and
        cumulative adjustment                          5.0x            4.9x           4.2x          3.9x         4.1x
   After unusual charges
        but before cumulative adjustment               5.0x            1.8x           4.2x          3.9x         4.1x

- --------------


(a) Unusual charges in 1993 totaled $229.8 million before taxes in connection with the purchase of 50% interest in the Macmillan/McGraw-Hill School Publishing Company owned by Macmillan for $337.5 million in cash. The unusual charges consisted of $199.8 million primarily to adjust the company's original investment to values established in the purchase transaction. The charge was allocated primarily to goodwill and intangibles. The company also recorded a provision of $30 million relating to the consolidation of certain functions of Macmillan/McGraw-Hill and the company's book publishing operations.

(b) For purposes of computing the ratio of earnings to fixed charges, "earnings from continuing operations before income taxes" excludes undistributed equity in income of less than 50%-owned companies. "Fixed charges" consist of (1) interest on debt and capital leases, (2) the portion of the company's rental expense deemed representative of the interest factor in rental expense, and (3) the company's proportionate share of such fixed charges of the Macmillan/McGraw-Hill joint venture through September 30, 1993. Effective October 1, 1993, School Publishing results are consolidated in the company's results.

(c) The cumulative adjustment in 1992 reflects the adoption of FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", $183.5 million pretax, and FAS 112, "Employers' Accounting for Postemployment Benefits", $25.3 million pretax.

                                      -63-